Exhibit 5

May 9, 2017

Darling Ingredients Inc.
251 O'Connor Ridge Blvd.
Suite 300
Irving, TX 75038

Ladies and Gentlemen:

I am the Executive Vice President and General Counsel for Darling Ingredients Inc., a Delaware corporation (the “Company”). In that capacity, I have acted as counsel for the Company in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-8 (the “S-8 Registration Statement”), under the Securities Act of 1933, as amended, with respect to the registration by the Company of 20,166,500 shares of common stock, par value $0.01 per share, of the Company (the “Registered Shares”) issuable pursuant to the terms and subject to the conditions of the Darling Ingredients Inc. 2017 Omnibus Incentive Plan (the “Plan”).

I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion. In such examination, I have assumed and have not independently verified (a) that all signatures on all certificates and other documents examined by me are genuine, and that where any such signature purports to have been made in a corporate, governmental or other capacity the person who affixed such signature to the certificate or the document had authority to do so, and (b) the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies. As to certain factual matters, I have relied upon certificates of public officials and the Company and its officers and have not independently checked or verified the accuracy of the factual statements contained therein.

Based upon the foregoing and subject to the assumptions and qualifications set forth herein, I am of the opinion that the Registered Shares, to be issued and sold by the Company under the Plan pursuant to the S-8 Registration Statement have been duly authorized and, when issued and delivered upon receipt by the Company of consideration constituting lawful consideration under Delaware law in accordance with the Plan and the S-8 Registration Statement, will be validly issued, fully paid and non-assessable.

I am a member of the State Bar of Texas and the opinions expressed above are limited in all respects to the laws of the State of Texas and the General Corporation Law of the State of Delaware, each as in effect on the date hereof.

This opinion is limited to the matters expressly stated herein, and is being rendered for your benefit in connection with the S-8 Registration Statement. I hereby consent to the use of this letter as an exhibit to the S-8 Registration Statement.

Very truly yours,

/s/ John F. Sterling

John F. Sterling
Executive Vice President and General Counsel